Exhibit 10.13

WISCONSIN ENERGY CORPORATION 2014 RABBI TRUST

This Agreement is made this 23rd day of February, 2015, by and between Wisconsin Energy Corporation ("Company") and Northern Trust Company ("Trustee"). Company and Trustee may be referenced to collectively as "Parties" and individually as a "Party."

(a)    WHEREAS, Company and certain of its subsidiaries have adopted the nonqualified deferred compensation Plan(s) listed in Appendix A (the "Plans"), which Appendix may be revised to add more Plans by delivering to Trustee a new Appendix A without requiring an amendment of this trust;

(b)    WHEREAS, Company has incurred or expects to incur liability under the terms of such Plan(s) regarding the individuals participating in such Plan(s);

(c)    WHEREAS, Company wishes to establish a trust ("Trust") and to contribute assets to the Trust, subject to the claims of Company’s creditors in the event of Company’s Insolvency, as defined in section 3(a), until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan(s);

(d)    WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan(s) as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

(e)    WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan(s);

NOW, THEREFORE, the Parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.    Establishment of Trust

(a)    Company deposits with Trustee in trust $1,000, which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust.

(b)    The Trust established by this Agreement is revocable by Company; it shall become irrevocable upon a Change of Control, as defined in section 13(d), or upon approval by the Board of Directors of Company.

(c)    The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

(d)    An affiliate or subsidiary of Company may, with the consent of Company and subject to such conditions and limitations as Company may impose, become a participating subsidiary in this Trust by action of the board of directors of such affiliate or subsidiary (a "Participating Subsidiary"). The rights of each Participating Subsidiary shall correspond with that portion of the Trust which represents the benefits under a Plan of participants and beneficiaries of such Participating Subsidiary. Company, as sole party to this Trust, shall exercise the rights, powers and duties, including amendment or termination of the Trust, on the behalf of each Participating Subsidiary.

(e)    The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as set forth in this Agreement. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company and all Participating Subsidiaries. Any assets held by Trustee attributable to contributions made by Company will be subject to the claims of Company’s general creditors under federal and state law in the event of Insolvency as defined in section 3(a). Any assets held by Trustee attributable to contributions made by a Participating Subsidiary will be subject to the claims of such Participating Subsidiary's general creditors under federal and state law in the event of Insolvency as defined in section 3(a).

(f)    Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal to be held, administered and disposed of by Trustee as provided in this Trust. Neither Trustee nor any Plan participant or beneficiary shall have any right to compel such additional deposits. Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Plan(s).

(g)    Notwithstanding section 1(f), upon a Change of Control (as defined in section 13(d)), Company, as soon as possible, but in no event longer than three business days following the Change of Control, shall make an irrevocable contribution to the Trust in an amount that is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan(s) as of the date on which the Change of Control occurred. Trustee shall have no duty to enforce any funding obligations of Company, and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the terms of the Plan(s).

(h)    Company represents that neither Company nor a Participating Subsidiary will contribute assets to the Trust that are located outside of the United States or cause Trust assets to be transferred outside of the United States. Furthermore, Company represents that neither Company nor a Participating Subsidiary will contribute assets to the Trust:

(i)in connection with a change in the financial health of Company or a Participating Subsidiary; or

(ii)to the extent the contribution funds a benefit of an applicable covered employee within the meaning of Code section 409A(b)(3)(D)(i), [a] when a tax‑qualified defined benefit plan sponsored by Company or by any member of a controlled group of corporations, or a group of trades or businesses under common control as defined in Code section 414(b) or (c) that includes Company (an "affiliate") is in at‑risk status pursuant to Code section 409A(b)(3); [b] when Company or an affiliate is a debtor in a case under the United States Bankruptcy Code or similar state law; or [c] six (6) months before or after the date a tax‑qualified defined benefit plan sponsored by Company or an affiliate terminates while not sufficient for benefit liabilities.

Section 2.    Payments to Plan Participants and Their Beneficiaries.

(a)    Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect to each Plan participant (and his or her beneficiaries), that provides directions to Trustee regarding the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan(s)), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Company shall have the sole responsibility for all tax withholding filings and reports. Trustee shall withhold such amounts from distributions as Company directs and shall follow the instructions of Company with respect to remission of such withheld amounts to appropriate governmental authorities and related reporting and filings.

(b)    The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan(s) shall be determined by Company or such party as it shall designate under the Plan(s), and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan(s).

(c)    Company or a Participating Subsidiary may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan(s). Company or a Participating Subsidiary shall notify Trustee prior to the time amounts are payable to participants or their beneficiaries of its decision to make payment of benefits directly. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan(s), Company or a Participating Subsidiary shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient to make a payment then due under the Payment Schedule.

Section 3.	Trustee Responsibility Regarding Payments to Trust Beneficiary When Company is Insolvent.

(a)    Trustee shall cease payment of benefits to Plan participants and their beneficiaries if Company is Insolvent, subject to the provisions of section 3(b) below. Company shall be considered "Insolvent" or "Insolvency" shall occur for purposes of this Trust if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)    At all times during the continuance of this Trust, as provided in section 1(e), the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

(i)    The Board of Directors and the Chief Executive Officer ("CEO") of Company shall have the duty to inform Trustee in writing of Company’s Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

(ii)    Unless Trustee has actual knowledge of Company’s Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company’s solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company’s solvency. In no event shall "actual knowledge" be deemed to include knowledge of Company’s credit status held by banking officers or banking employees of The Northern Trust Company not been communicated to the trust department of Trustee. Trustee may appoint an independent accounting, consulting or law firm to make any determination of solvency required by Trustee under this section 3. In such event, Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of such firm.

(iii)    If at any time the Board of Directors or the CEO of Company notifies Trustee or Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company’s general creditors. Nothing in this Trust shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan(s) or otherwise.

(iv)    Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with section 2 of this Trust only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent) or pursuant to an order from the U.S. Bankruptcy Court or other court of competent jurisdiction.

(c)    Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to section 3(b) and subsequently resumes such payments, the first payment following such discontinuance, to the extent not inconsistent with an order from the U.S. Bankruptcy Court or other court of competent jurisdiction, shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be modified by Company as necessary to comply with the provisions of this paragraph (c).

If a Participating Subsidiary has contributed assets to the Trust, then the provisions of this section 3 shall apply separately to each such Participating Subsidiary. Thus, if at any time while the Trust is still in existence and still holds any portion of the Trust assets attributable to such Participating Subsidiary, Trustee receives a written notice from such Participating Subsidiary or written allegations from a third party that such Participating Subsidiary has become Insolvent, Trustee shall suspend payment of all benefits from the Trust attributable to such Participating Subsidiary (as identified to the Trustee in writing by the Company) and shall, except as provided above, thereafter hold all of the Trust assets attributable to such Participating Subsidiary (as identified to the Trustee in writing by the Company) in suspense until Trustee has determined that the Participating Subsidiary is not Insolvent (or is no longer Insolvent) or pursuant to an order from the U.S. Bankruptcy Court or other court of competent jurisdiction directing the disposition of such Trust assets. In the event any Participating Subsidiary becomes Insolvent, the Board of Directors or the CEO of such Participating Subsidiary shall have the duty to inform Trustee in writing of such Insolvency and the assets of the Trust that correspond to such Participating Subsidiary shall be subject to the claims of such Participating Subsidiary’s creditors.

Section 4.    Payments to Company.

Except as provided in section 3, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan(s). Trustee shall be entitled to rely conclusively upon Company's written certification that all such payments have been made.

Section 5.    Investment Authority.

(a)    Subject to such written investment guidelines as may be issued to Trustee from time to time by Company and subject further to paragraphs (b) and (c), Trustee may invest in property of any kind, including, when directed by Company, securities (including stock or rights to acquire stock) or obligations issued by Company. Subject to paragraphs (b) and (c), all rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event by exercisable by or rest with Plan participants, except that voting rights with respect to Trust assets will be exercised by Company and dividend rights with respect to Trust assets will rest with Company.

(b)    Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust. Trustee shall have no responsibility for determining whether such right has been properly exercised or for any investment losses that may result from its exercise. This right is exercisable by Company in a non‑fiduciary capacity without the approval or consent of any person in a fiduciary capacity.”

(c)    Company, or an investment manager appointed by the Company, may, by written notice to Trustee, assume investment responsibility for any portion or all of the Trust assets (and shall be deemed to have assumed such responsibility with respect to any shares of Company stock, insurance policies or contracts, or other agreed upon assets held in the Trust for which Trustee has not accepted investment responsibility in writing), in which event, Trustee shall act with respect to such assets only as directed by Company or an investment manager appointed by the Company and shall have no investment review responsibility for such assets. Company shall have investment responsibility for any assets for which an investment manager has not been retained, has been removed, or is for any reason unwilling or unable to act.

(d)    Trustee shall not make any investment review of, consider the propriety of holding or selling, or vote other than as directed by Company or an investment manager appointed by Company, any assets of the Trust for which Company or an investment manager shall have investment responsibility in accordance with this section 5, except that if Trustee shall not have received contrary instructions from Company or an applicable investment manager, Trustee shall invest for short term purposes any cash in its custody in bonds, notes and other evidences of indebtedness having a maturity date not beyond five years from the date of purchase, United States Treasury bills, commercial paper, bankers' acceptances and certificates of deposit, and undivided interests or participations therein, and participations in regulated investment companies for which Trustee or its affiliate is the adviser.

Section 6.    Disposition of Income.

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

Section 7.    Accounting by Trustee.

Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. In the absence of the filing in writing with Trustee by Company of exceptions or objections to any such account within six months of the completion of the annual audit of the Plans by Company or its appointed auditor, Company shall be deemed to have approved such account; in such case, or upon the written approval by Company of any such account, Trustee shall be released, relieved and discharged with respect to all matters and things set forth in such account as though such account had been settled by the decree of a court of competent jurisdiction. Trustee may conclusively rely on determinations of Company of valuations for assets of the Trust for which Trustee deems there to be no readily determinable fair market value and on determinations of the issuing insurance company of valuations for insurance contracts/policies.

Trustee shall revalue the Trust assets as of the last business day of each calendar month at current market values, as determined by Trustee. Trustee may rely conclusively upon the determination of Company with respect to the fair market value of any Trust assets which Trustee deems not to have a readily ascertainable fair market value and upon the determination of the issuer of any insurance contracts/policies with respect to the fair market value of such insurance contracts/policies. Net investment gains and losses (i.e., appreciation or depreciation in the value of assets, income and losses) shall be allocated by Company proportionately among participants' Accounts as of the end of each calendar month. Company shall maintain the record of the Accounts of each participant and Participating Subsidiary in the Trust.

Section 8.    Responsibility of Trustee.

(a)    Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b)    Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations under this Agreement.

(c)    Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations under this Agreement.

(d)    Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise, however, if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy and shall act with respect to any such policy only as directed by Company.

(e)    However, notwithstanding the provisions of section 8(d) above, where directed by Company, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(f)    Notwithstanding any powers granted to Trustee pursuant to this Trust or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701‑2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g)    Company (which has the authority to do so under the laws of its state of incorporation) shall indemnify The Northern Trust Company, and defend it and hold it harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys' fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by The Northern Trust Company at any time (1) by reason of its carrying out its responsibilities or providing services under this Trust, or its status as Trustee, or by reason of any act or failure to act under this Trust, except to the extent that any such liability, loss, claim, suit or expense arises directly from Trustee's (including its affiliates, employees, representatives and agents) breach of, or negligence or willful misconduct in the performance of, its responsibilities, duties or obligations specifically allocated to it under the Trust, or (2) by reason of the Trust's failure to qualify as a grantor trust under the IRS grantor trust rules or a Plan's failure to qualify as an excess benefit or top‑hat plan exempt from all or Parts 2, 3, and 4 of Title 1 of the Employee Retirement Income Security Act. This paragraph shall survive the termination of this Trust

(h)    Trustee shall not be liable for any delay in performance, or non‑performance, of any obligation under this Agreement to the extent that the same is due to forces beyond Trustee’s reasonable control, including but not limited to any industrial, juridical, governmental, civil or military action; acts of terrorism, insurrection or revolution; nuclear fusion, fission or radiation; failure or fluctuation in electrical power, heat, light, air conditioning or telecommunications equipment; or acts of God.

(i)     Trustee (which has the authority to do so under the laws of its state of incorporation) shall indemnify Company and Participating Subsidiaries, and defend them and hold them harmless from and against any and all liabilities, losses, claims, suits or expenses (including attorneys' fees) of whatsoever kind and nature which may be imposed upon, asserted against or incurred by Company or Participating Subsidiaries arising directly from Trustee's (including its affiliates, employees, representatives and agents) breach of, or negligence or willful misconduct in the performance of, its responsibilities, duties or obligations specifically allocated to it under the Trust. This paragraph shall survive the termination of this Trust.

Section 9.    Compensation and Expenses of Trustee.

Company or a Participating Subsidiary shall pay all administrative and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

Section 10.    Resignation and Removal of Trustee.

(a)    Trustee may resign at any time by written notice to Company, which shall be effective 60 days after receipt of such notice unless Company and Trustee agree otherwise.

(b)    Trustee may be removed by Company at any time by written notice to Trustee, which shall be effective 60 days after receipt of such notice or upon shorter notice accepted by Trustee.

(c)    Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The resigning or removed Trustee is authorized, however, to reserve such amount as may be necessary for the payment of its fees and expenses incurred prior to resignation or removal. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit. Company’s consent to extension of such time limit shall not be unreasonably withheld.

(d)    If Trustee resigns or is removed, a successor shall be appointed, in accordance with section 11, by the effective date of resignation or removal under paragraph(s) (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 11.    Appointment of Successor.

If Trustee resigns or is removed in accordance with sections 10(a) or (b), Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor Trustee. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor trustee to evidence the transfer.

Section 12.    Amendment or Termination.

(a)    This Trust may be amended by a written instrument executed by Trustee and Company. Company may amend this Agreement at any time pursuant to a resolution of its Board of Directors, the Compensation Committee of the Board of Directors, or a written instrument executed by designee of either, and delivery to the Trustee of a certified copy of such resolution; provided, however, that the duties and responsibilities of the Trustee shall not be affected without Trustee’s written consent. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan(s), as certified to in writing by Company (upon which certification Trustee may conclusively rely), or shall make the Trust revocable after it has become irrevocable in accordance with section 1(b) hereof.

(b)    The Trust shall not terminate until the date on which there are no longer any assets held in the Trust or Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan(s) as certified to in writing by Company (upon which certification Trustee may conclusively rely). Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

(c)    Notwithstanding section 12(b), upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan(s), Company may terminate this Trust prior to the time all benefit payments under the Plan(s) have been made. Such approval shall be obtained and certified to in writing by Company (upon which certification Trustee may conclusively rely). All assets in the Trust at termination shall be returned to Company.

(d)    Section(s) 12(b) and (c) of this Trust may not be amended by Company for two year(s) following a Change of Control, as defined herein.

Section 13.    Miscellaneous.

(a)    This Trust is intended to comply in form and operation with all applicable law, including Code section 409A and related Treasury guidance and regulations, to the extent applicable. Any provision of this Trust prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions.

(b)    Benefits payable to Plan participants and their beneficiaries under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process, unless required by a judgment of a court of competent jurisdiction.

(c)    This Trust shall be governed by and construed in accordance with the laws of Wisconsin.

(d)    For purposes of this Trust, Change of Control shall mean: the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of Company’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then outstanding securities, or a liquidation or dissolution of Company or of the sale of all or substantially all of Company’s assets. Company shall immediately notify Trustee in writing of any Change of Control. Trustee may conclusively rely upon such notice and shall have no duty to determine whether a Change of Control has occurred.

(e)    Any action required to be taken by Company under this Agreement shall be by resolution of its Board of Directors or by written direction of one or more of its president, any vice president or treasurer or anyone designated by such person to act on behalf of Company. Trustee may rely upon a resolution or direction filed with the Trustee and shall have no responsibility for any action taken by Trustee in accordance with any such resolution or direction.

(f)    In making payments to service providers pursuant to authorized directions, Company acknowledges that Trustee is acting as paying agent, and not as the payor, for tax information reporting and withholding purposes.

(g)    This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, Company and Trustee have executed this Trust effective as of the date set forth above.

WISCONSIN ENERGY CORPORATION

By: /s/ Susan H. Martin
Name: Susan H. Martin
Title: Executive Vice President, General Counsel and Corporate Secretary

The undersigned, Susan H. Martin        , does hereby certify that he/she is the duly elected, qualified and acting Secretary of Wisconsin Energy Corporation (the “Company”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Company with full power and authority to execute this Trust Agreement on behalf of the Company and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

/s/ Susan H. Martin
Secretary
Wisconsin Energy Corporation

THE NORTHERN TRUST COMPANY

By: /s/ Martin F. Mulcrone
Name: Martin F. Mulcrone
Title: Senior Vice President

APPENDIX A

The following is a list of the “Plans” covered under the Trust Agreement. “WEC” means Wisconsin Energy Corporation.

1.
WEC Legacy Executive Deferred Compensation Plan, including amendments through November 2, 2005, and its predecessors (including the prior WEC Executive Deferred compensation Plan and the Wisconsin Gas Company Restoration Plan).

2.	The WEC Executive Deferred Compensation Plan effective as of January 1, 2005.

3.	WEC Supplemental Pension Plan effective as of January 1, 2005.

4.	WEC Supplemental Executive LTD Plan

5.	WEC Death Benefit Only Plan, as Amended and Restated as of December 3, 2009.

6.	WEC Short‑Term Performance Plan, as Amended and Restated as of January 1, 2010.

7.	Senior Officer Change in Control, Severance and Non‑Compete Agreement contracts between WEC and Paul Donovan, dated May 1, 2002.

8.	Employment and Non-Compete Agreement contracts between WEC and Allen Leverett, dated June 20, 2003, and Amended as of December 30, 2008.

9.	Employment and Non-Compete Agreement contracts between WEC and Gale Klappa, dated March 20, 2003, and Amended as of December 29, 2008.

10.	Employment and Non-Compete Agreement contracts between WEC and Frederick Kuester, dated September 12, 2003, and Amended as of December 30, 2008.

11.	Resignation and Release Agreement between WEC and James Donnelly, dated February 2, 2004.

12.	Employment Agreement between WEC and George Wardeberg, dated April 26, 2000.

13.	Employment Agreement between WEC and James Klauser, dated May 29, 1998, as amended by a letter dated February 5, 2004.

14.	Employment letter from WEC to Larry Salustro, dated November 14, 1997.

15.	Estate Protection Agreement, Exchange Agreement and Collateral Assignment
documents between WEC and:

(a)	Joseph Wenzler, dated August 30, 2000.

(b)	Paul Donovan, dated April 23, 2001.

16.	WEC Executive Severance Policy as Amended and Restated effective as of January 1, 2008.

17.	Employment letter from WEC to Richard White, dated November 26, 1997, as amended by letter dated April 3, 2001.

18.	Employment letter from Wisconsin Electric Power Company to Charles Cole, dated July 7, 1999, as amended by letter dated April 3, 2001, and amended as of January 1, 2005.

19.	Supplemental pension letter agreement between WEC and Stephen Dickson, dated May 22, 2001, amended and restated as of December 29, 2008.

20.	Non-Compete and Special Severance Tax Protection Agreement between WEC and Stephen Dickson, effective as of August 30, 2000, and amended as of January 1, 2008.

21.	Employment Offer Letter from WEC to James Fleming dated October 21, 2005, and amended on December 23, 2008 with modifications effective as of November 23, 2005.

22.	Employment Offer Letter from WEC to Charles Matthews dated May 17, 2006, and amended on December 1, 2008.

23.	Employment Offer Letter from WEC to Tom Metcalfe dated September 30, 2004, and amended on December 1, 2008.

24.	Severance and Non-Compete Agreement between WEC and Kristine Rappe dated July 28, 2005, and amended December 19, 2007, and amended December 30, 2008 with changes effective January 1, 2008.

25.	Separation Agreement and General Release between WEC and Kristine Rappe dated December 22, 2012.

26.	Employment Offer Letter from WEC to J. Patrick Keyes dated December 20, 2010, and amended on August 15, 2011.

27.	Employment Offer Letter from WEC to Robert Garvin dated January 27, 2011,

28.	Employment Offer Letter from WEC to J. Kevin Fletcher dated August 16, 2011,

29.	Employment Offer Letter to Arthur Zintek dated April 5, 2001, amended April 16, 2001 and amended December 30, 2008.

30.	Severance Agreement between Wisconsin Electric Power Company and Michael Holton dated December 5, 2008.

31.	Retirement and Release Agreement between WEC and Elaine Davis, dated October 9, 2001.

32.	Special Retention to Ernest Maas, dated October 19, 1999, and amended effective as of January 1, 2005.

33.	Special Retention to Donald Sawruk, dated October 15, 1999, and amended effective as of January 1, 2005.

34.	WEC Legacy Directors’ Deferred Compensation Plan, Amended and Restated as of May 1, 2004, and its predecessors, and amended effective January 1, 2005.

35.	The WEC Directors’ Deferred Compensation Plan effective as of January 1, 2005.

36.	Wisconsin Gas Company Supplemental Retirement Income Program.

37.	Wisconsin Gas Company Supplemental Benefit Plan.

38.	Deferred Compensation Agreement dated January 31, 1990 between Wisconsin Gas Company and James Donnelly.

39.	Deferred Compensation Agreement dated October 31, 1985 between Wisconsin Gas Company and Robert Nuernberg.

40.	Deferred Compensation Agreement dated October 31, 1985 between Wisconsin Gas Company and Richard Osborne.

41.	Deferred Compensation Agreement dated January 30, 1990 between Wisconsin Gas Company and Richard Osborne.

42.	Non-Qualified Retirement Savings Plan effective January 1, 2015.